Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Fourth QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.52 per Share for First Quarter 2026
Base Dividend of $0.43 and Supplemental Dividend of $0.09 Per Share

EVANSTON, Ill., February 26, 2026 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights

•
Total investment income of $42.2 million
•
Net investment income of $19.6 million, or $0.53 per share
•
Adjusted net investment income of $19.4 million, or $0.52 per share(1)
•
Invested $213.7 million in debt and equity securities, including eight new portfolio companies
•
Received proceeds from repayments and realizations of $84.7 million
•
Paid total dividends of $0.50 per share: regular quarterly dividend of $0.43 and supplemental dividend of $0.07 per share on December 29, 2025
•
Net asset value (“NAV”) of $741.9 million, or $19.55 per share, as of December 31, 2025

Full Year 2025 Financial Highlights

•
Total investment income of $155.9 million
•
Net investment income of $73.9 million, or $2.08 per share
•
Adjusted net investment income of $75.6 million, or $2.13 per share(1)
•
Invested $498.2 million in debt and equity securities, including 20 new portfolio companies
•
Received proceeds from repayments and realizations of $288.0 million
•
Paid total dividends of $2.15 per share: regular quarterly dividends totaling $1.72 and supplemental dividends of $0.43 per share
•
Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2025 of $38.5 million, or $1.01 per share

Management Commentary

“Fidus’ fourth quarter and full year 2025 performance demonstrates the strength of our investment strategy as we extended our track record of building our portfolio with a continued focus on credit quality and capital preservation,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “In 2026, we expect decent levels of deal activity, providing us with opportunities to further build our portfolio in a deliberate and thoughtful manner by leveraging our sponsor relationships and industry knowledge. We remain committed to our goals of growing net asset value over time and delivering attractive risk-adjusted returns to our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2025 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2025, as compared to the same period in 2024 (dollars in thousands, except per share data):

	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Interest income	$33,026	$31,651	$1,375	4.3%
Payment-in-kind interest income	2,982	2,095	887	42.3%
Dividend income	200	104	96	92.3%
Fee income	4,823	2,998	1,825	60.9%
Interest on idle funds	1,122	609	513	84.2%
Total investment income	$42,153	$37,457	$4,696	12.5%

Net investment income	$19,631	$18,648	$983	5.3%
Net investment income per share	$0.53	$0.55	$(0.02)	(3.6%)

Adjusted net investment income (1)	$19,370	$18,437	$933	5.1%
Adjusted net investment income per share (1)	$0.52	$0.54	$(0.02)	(3.7%)

Net increase (decrease) in net assets resulting from operations	$18,322	$17,593	$729	4.1%
Net increase (decrease) in net assets resulting from operations per share	$0.50	$0.52	$(0.02)	(3.8%)

The $4.7 million increase in total investment income for the three months ended December 31, 2025, as compared to the same period in 2024, was primarily attributable to (i) a $2.3 million increase in total interest income (which includes a $0.9 million increase in payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.1 million increase in dividend income due to increased levels of distributions received from equity investments, (iii) a $1.8 million increase in fee income resulting primarily from an increase in origination fees, and (iv) a $0.5 million increase in interest on idle funds due to an increase in weighted average cash balances outstanding.

For the three months ended December 31, 2025, total expenses, including the base management fee waiver and income tax provision, were $22.5 million, an increase of $3.7 million, or 19.7% from the $18.8 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended December 31, 2024. The increase was primarily attributable to (i) a $3.1 million increase in interest and financing expenses due to higher average debt balances outstanding and an increase in the cost of debt driven by the refinancing of our 4.75% January 2026 unsecured notes, (ii) a $0.8 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.2 million increase in the income incentive fee, partially offset by (iv) a $0.1 million decrease in capital gains incentive fee accrued, and (v) a $0.3 million decrease in professional fees.

Net investment income increased by $1.0 million, or 5.3%, to $19.6 million during the three months ended December 31, 2025 as compared to the same period in 2024, as a result of the $4.7 million increase in total investment income and the $3.7 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.52 per share compared to the $0.54 per share in the prior year.

For the three months ended December 31, 2025, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $(3.1) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $(0.5) million for the same period in 2024.

Full Year 2025 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2025 as compared to the same period in 2024 (dollars in thousands, except per share data):

	Years Ended December 31,
	2025	2024	$ Change	% Change
Interest income	$126,371	$123,153	$3,218	2.6%
Payment-in-kind interest income	10,866	7,840	3,026	38.6%
Dividend income	3,051	2,242	809	36.1%
Fee income	12,156	9,572	2,584	27.0%
Interest on idle funds	3,428	3,347	81	2%
Total investment income	$155,872	$146,154	$9,718	6.6%

Net investment income	$73,850	$74,636	$(786)	(1.1%)
Net investment income per share	$2.08	$2.29	$(0.21)	(9.2%)

Adjusted net investment income (1)	$75,561	$75,367	$194	0.3%
Adjusted net investment income per share (1)	$2.13	$2.31	$(0.18)	(7.8%)

Net increase in net assets resulting from operations	$82,402	$78,292	$4,110	5.2%
Net increase in net assets resulting from operations per share	$2.32	$2.40	$(0.08)	(3.3%)

The $9.7 million increase in total investment income for the year ended December 31, 2025 as compared to the same period in 2024 was primarily attributable to (i) a $6.2 million increase in total interest income (which includes a $3.0 million increase in payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by lower weighted average yield on debt investment balances outstanding, (ii) a $0.8 million increase in dividend income due to increased levels of distributions received from equity investments, (iii) a $2.6 million increase in fee income resulting from an increase in origination and prepayment fees, partially offset by a decrease in amendment fees, and (iv) a $0.1 million increase in interest on idle funds due to an increase in average cash balances outstanding.

For the year ended December 31, 2025, total expenses, including the base management waiver and income tax provision, were $82.0 million, an increase of $10.5 million or 14.7%, from the $71.5 million of total expenses, including income tax provision, for the year ended December 31, 2024. The increase was primarily attributable to (i) a $7.2 million increase in interest and financing expenses due to an increase in the weighted average interest rate of our debt outstanding and an increase in average borrowings outstanding, (ii) a $2.1 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $1.0 million increase in capital gains incentive fees, (iv) a $0.2 million increase in professional fees due to an increase in proxy solicitation fees, partially offset by (v) a $0.2 million decrease in income tax provision resulting from decreased distributions received at our taxable subsidiaries.

Net investment income decreased by $0.8 million, or (1.1)%, to $73.9 million during the year ended December 31, 2025 as compared to the same period in 2024, as a result of the $9.7 million increase in total investment income, offset by the $10.5 million increase in total expenses, including the base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, increased by $0.2 million, or 0.3%, to $75.6 million.

For the year ended December 31, 2025, the total net realized gain on investments, net of income tax provision on realized gains, was $(0.7) million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $10.1 million for the same period in 2024.

Portfolio and Investment Activities

As of December 31, 2025, the fair value of our investment portfolio totaled $1.3 billion and consisted of 97 active portfolio companies and six portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 102.0% of the related cost basis as of December 31, 2025. As of December 31, 2025, the debt investments of 58 portfolio companies bore interest at a variable rate, which represented $890.1 million, or 75.3%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of December 31, 2025, our average active portfolio company investment at amortized cost was $13.4 million, which excludes investments in six portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.6% as of December 31, 2025. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2025, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Fourth quarter 2025 investment activity included the following new portfolio company investments:

•
Air Burners, Inc., a manufacturer of onsite processing equipment for vegetative waste. Fidus invested $6.4 million in first lien debt, common equity of $0.8 million, and made additional commitments up to $0.2 million in common equity.
•
Bobcat of Connecticut, LLC, a leading regional equipment dealer distributing new/used equipment and selling post-sale parts, service and rental solutions in the Northeast U.S. Fidus invested $16.0 million in first lien debt, $1.0 million in common equity, and committed up to an additional $0.3 million in common equity.
•
GPS Insight, Inc., a provider of end-to-end fleet management software solutions used for logistics, tracking, and compliance purposes. Fidus invested $23.2 million in first lien debt.
•
KG Lawn Care, Inc. (dba King Green), a provider of lawn care, pest control, and other ancillary services to residential customers in the Southeast and Texas. Fidus invested $10.0 million in first lien debt, common equity of $0.5 million, and committed up to an additional $2.5 million in first lien debt.
•
PIPCO, LLC, a provider of commercial fire protection and mechanical, electrical, and plumbing (MEP) services in the Midwest. Fidus invested $9.0 million in first lien debt, $0.8 million in preferred equity, and committed up to an additional $3.0 million in a revolving loan.
•
Sales Rabbit, Inc., a provider of "business in a box" software solutions, principally for the roofing industry and other targeted industry verticals. Fidus invested $22.8 million in first lien debt.
•
VMS MSO, LLC (dba NOMS Healthcare), a provider of non-clinical, administrative, and operational support to independent physician practices. Fidus invested $15.0 million in first lien debt and committed up to an additional $1.5 million in a revolving loan.
•
Waterworks Solutions Acquisition, Inc. (dba CITCO Water), a value-added distributor of chemicals, PVF, smart meters, and engineered products to municipalities and contractors in the waterworks industry. Fidus invested $16.0 million in first lien debt and committed up to an additional $3.5 million in first lien debt.

Liquidity and Capital Resources

As of December 31, 2025, we had $70.0 million in cash and cash equivalents, $9.6 million in restricted cash, and $141.2 million of unused capacity under our special purpose vehicle credit facility (the “SPV Credit Facility”). In 2025, we received net proceeds of $79.3 million from the equity at-the-market program (the “ATM Program”), proceeds from the issuance of the March 2030 Notes of $200.0 million, proceeds from the issuances of SBA debentures of $91.0 million, and net borrowings of $38.9 million under our credit facilities, made repayments of SBA debentures of $28.5 million, fully redeemed the outstanding $125.0 million of our 4.75% notes due 2026, paid cash dividends to stockholders of $75.5 million, received repayments of $1.7 million on our secured borrowings, and paid deferred financing costs related to our debt financings of $9.1 million. As of December 31, 2025, we had SBA debentures outstanding of $237.5 million, $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes”) and $200.0 million outstanding of our 6.75% notes due March 2030 (the “March 2030 Notes” and collectively with the November 2026 Notes the “Notes”). As of December 31, 2025, the weighted average interest rate on total debt outstanding was 5.2%.

Subsequent Events

On January 28, 2026, we invested $6.0 million in first lien debt and $1.0 million in preferred equity of Gap Intelligence Acquisition, LLC (dba OpenBrand), a market intelligence platform that provides real-time competitive and pricing data to leading consumer durable original equipment manufacturers and retailers.

On January 30, 2026, we exited our preferred and common equity investments in CIH Intermediate, LLC. We received a distribution on our preferred and common equity investments for a realized gain of approximately $3.4 million.

On February 19, 2026, we issued an additional $30.0 million in SBA debentures, which will bear interest at a fixed interim interest rate of 4.587% until the pooling date in March 2026.

On February 26, 2026, we repaid $5.0 million and $2.0 million of SBA debentures with weighted average interest rates of 5.439% and 5.861%, respectively, which would have matured on dates ranging from March 2033 to September 2033.

First Quarter 2026 Dividends Totaling $0.52 Per Share Declared

On February 17, 2026, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.09 per share for the first quarter. The dividends will be payable on March 30, 2026, to stockholders of record as of March 20, 2026.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2026 taxable income, as well as the tax attributes for 2026 dividends, will be made after the close of the 2026 tax year. The final tax attributes for 2026 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2025 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, February 27, 2026. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, the timing, form and amount of any distributions or supplemental dividends in the future, and the level of deal activity and investment opportunities available to the Company. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), and the impact of interest rate volatility, the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition, and the impact of elevated levels of inflation on the Company’s business and its portfolio companies; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31,	December 31,
	2025	2024
ASSETS
Investments, at fair value:
Control investments (cost: $1,610 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $75,208 and $56,679, respectively)	119,015	102,024
Non-control/non-affiliate investments (cost: $1,222,476 and $1,011,646, respectively)	1,205,738	988,482
Total investments, at fair value (cost: $1,299,294 and $1,075,157, respectively)	1,324,753	1,090,506
Cash and cash equivalents	69,995	57,159
Restricted cash	9,611	—
Interest receivable	21,414	15,119
Prepaid expenses and other assets	766	1,328
Total assets	$1,426,539	$1,164,112
LIABILITIES
SBA debentures, net of deferred financing costs	$230,557	$168,899
Notes, net of deferred financing costs	320,891	248,362
Credit Facilities, net of deferred financing costs	80,627	43,954
Secured borrowings	12,000	13,674
Accrued interest and fees payable	7,449	5,784
Base management fee payable, net of base management fee waiver – due to affiliate	5,596	4,805
Income incentive fee payable – due to affiliate	4,721	4,477
Capital gains incentive fee payable – due to affiliate	16,414	14,703
Administration fee payable and other, net – due to affiliate	988	919
Taxes payable	3,568	1,850
Accounts payable and other liabilities	1,829	1,019
Total liabilities	$684,640	$508,446
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 37,954,364 and 33,914,652 shares
issued and outstanding at December 31, 2025 and December 31, 2024, respectively)	$38	$34
Additional paid-in capital	641,376	567,159
Total distributable earnings	100,485	88,473
Total net assets	741,899	655,666
Total liabilities and net assets	$1,426,539	$1,164,112
Net asset value per common share	$19.55	$19.33

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	1,361	930	4,619	3,533
Non-control/non-affiliate investments	31,665	30,721	121,752	119,620
Total interest income	33,026	31,651	126,371	123,153
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	9	—	9
Non-control/non-affiliate investments	2,982	2,086	10,866	7,831
Total payment-in-kind interest income	2,982	2,095	10,866	7,840
Dividend income
Control investments	—	—	—	—
Affiliate investments	174	—	1,555	1,830
Non-control/non-affiliate investments	26	104	1,496	412
Total dividend income	200	104	3,051	2,242
Fee income
Control investments	—	—	—	—
Affiliate investments	885	168	909	183
Non-control/non-affiliate investments	3,938	2,830	11,247	9,389
Total fee income	4,823	2,998	12,156	9,572
Interest on idle funds	1,122	609	3,428	3,347
Total investment income	42,153	37,457	155,872	146,154
Expenses:
Interest and financing expenses	9,423	6,298	31,614	24,398
Base management fee	5,651	4,869	20,932	18,855
Incentive fee - income	4,721	4,477	18,540	18,549
Incentive fee (reversal) - capital gains	(261)	(211)	1,711	731
Administrative service expenses	608	704	2,672	2,598
Professional fees	408	739	3,367	3,208
Other general and administrative expenses	248	239	1,169	1,003
Total expenses before base management fee waiver	20,798	17,115	80,005	69,342
Base management fee waiver	(55)	(64)	(230)	(264)
Total expenses, net of base management fee waiver	20,743	17,051	79,775	69,078
Net investment income before income taxes	21,410	20,406	76,097	77,076
Income tax provision (benefit)	1,779	1,758	2,247	2,440
Net investment income	19,631	18,648	73,850	74,636
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	(5,223)	—	(5,223)	—
Affiliate investments	79	134	11,042	134
Non-control/non-affiliate investments	3,686	(710)	(2,445)	11,451
Total net realized gain (loss) on investments	(1,458)	(576)	3,374	11,585
Income tax (provision) benefit from realized gains on investments	(1,683)	43	(4,033)	(1,480)
Net change in unrealized appreciation (depreciation):
Control investments	5,222	—	5,222	—
Affiliate investments	220	7,537	(1,538)	7,954
Non-control/non-affiliate investments	(3,341)	(8,059)	6,426	(13,882)
Total net change in unrealized appreciation (depreciation) on investments	2,101	(522)	10,110	(5,928)
Net gain (loss) on investments	(1,040)	(1,055)	9,451	4,177
Realized losses on extinguishment of debt	(269)	—	(899)	(521)
Net increase (decrease) in net assets resulting from operations	$18,322	$17,593	$82,402	$78,292
Per common share data:
Net investment income per share-basic and diluted	$0.53	$0.55	$2.08	$2.29
Net increase in net assets resulting from operations per share — basic and diluted	$0.50	$0.52	$2.32	$2.40
Dividends declared per share	$0.50	$0.61	$2.15	$2.42
Weighted average number of shares outstanding — basic and diluted	36,967,982	33,914,652	35,489,578	32,585,238

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and twelve months ended December 31, 2025 and 2024.

	($ in thousands)		($ in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net investment income	$19,631	$18,648	$73,850	$74,636
Capital gains incentive fee expense (reversal)	(261)	(211)	1,711	731
Adjusted net investment income (1)	$19,370	$18,437	$75,561	$75,367

	(Per share)		(Per share)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net investment income	$0.53	$0.55	$2.08	$2.29
Capital gains incentive fee expense (reversal)	(0.01)	(0.01)	0.05	0.02
Adjusted net investment income (1)	$0.52	$0.54	$2.13	$2.31

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com